                                                                     EXHIBIT 2.4

                               THIRD AMENDMENT TO

                            STOCK PURCHASE AGREEMENT

This AMENDMENT (this "Third Amendment") to the Stock Purchase Agreement (the
"Agreement"), dated as of July 10, 2004, by and among TA Leasing Holding Co.,
Inc., a. Delaware corporation ("Seller"), Transamerica Corporation, in its capacity as guarantor pursuant to Section 5.12 of the Agreement, and Klesch &
Company Limited, an English-registered limited company ("Purchasers"), as amended by the First Amendment, dated as of August 10, 2004, and the Second
Amendment, dated as of September 30, 2004, is made and entered into as of
November 3, 2004, among the parties named above and TAL International Group,
Inc. ("TAL"). Except as otherwise specifically indicated, capitalized terms shall have the meanings specified in the Agreement.

A. Seller and Purchaser desire to amend the Agreement, as amended, to facilitate the purchase of the Shares and the Business.

     NOW THEREFORE, the parties hereby agree as follows:

     1. Definitions. Section 1.1 ("Definitions") of the Agreement is hereby amended to include, delete or modify the following definitions:

     "Assigned Agreements" shall have the meaning set forth in Section 10.02(b).

     "Effective Time" means the effective time of the Closing as provided in
Section 2.02(b).

     "Interest Amount" means an amount equal to $60,000, multiplied by the number of calendar days between October 31, 2004 and the Closing Date (excluding
October 31, 2004 and including the Closing Date).

     "Post-Closing Claims" mean claims, counterclaims, demands, causes of action, damages, expenses, suits, proceedings and liabilities of any nature whatsoever, whether known or unknown, relating to or arising out of (i)
post-Closing Date rights and obligations under the Assigned Agreements or (ii)
performance under the Assigned Agreements after the Closing Date.

     "TAL" shall have the meaning set forth in the preamble to the Third
Amendment.

     "Tax Amount" means an amount equal to $60,000, multiplied by the number of calendar days between October 31, 2004 and the Closing Date (excluding October
31, 2004 and including the Closing Date).

     "Third Amendment" means the Third Amendment to the Stock Purchase
Agreement, dated as of October 29, 2004, among Seller, Purchaser, Transamerica
Corporation, in its capacity as Guarantor, and TAL.

     2. Other Agreement Amendments.

          2.1 Section 2.05(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (a) Net Book Value. Within 60 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a balance sheet for the
     Purchased Entities as of October 31, 2004, which shall have been audited at
     Purchaser's expense by Purchaser's auditor, together with a statement (the
     "Statement") prepared by Purchaser setting forth (i) the Net Book Value of the Business as of the close of business on October 31, 2004, and (ii) the amount, if any, of current Taxes payable allocable to Straddle Period
     Taxes. After the Closing Date, at Purchaser's reasonable request, Seller shall assist Purchaser and its representatives with respect to the preparation of the Statement as may be reasonably requested.

          2.2 Section 2.05(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (c) Adjustment Payment. The Purchase Price shall be: (A) decreased by an amount equal to the amount, if any, by which Net Book Value as of
     October 31 plus $113,609,000, is less than $1,200,000,000; or (B) increased by an amount equal to the amount, if any, by which the Net Book Value as of
     October 31 plus $113,609,000 is greater than the $1,200,000,000; and (C)
     increased by the Interest Amount and the Tax Amount (the Purchase Price as
     so increased or decreased being hereinafter called the "Adjusted Purchase
     Price"). Within 10 days after the Statement has become final and binding in accordance with Section 2.05(b), (i) if the Closing Date Payment is greater than the Adjusted Purchase Price, Seller shall pay to Purchaser an amount equal to such difference, plus simple interest thereon at the Applicable
     Settlement Rate from the Closing Date to the date payment is made in full, and (ii) if the Closing Date Payment is less than the Adjusted Purchase
     Price, Purchaser shall pay to Seller an amount equal to such difference, plus simple interest thereon at the Applicable Settlement Rate from the
     Closing Date to the date payment is made in full (the Closing Date Payment as so increased or decreased being hereinafter called the "Final Purchase
     Price"). Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by
     Purchaser or Seller, as the case may be. For purposes of this Section
     2.05(c), (x) the "Applicable Settlement Rate" shall be Closing Date LIBOR plus one percent (1%), and (y) "Closing Date LIBOR" shall be the London
     Interbank Offered Rate (LIBOR) as reported on the Closing Date in The Wall
     Street Journal for the specified interval of calendar months (expressed as the 3-month LIBOR rate, 6-month LIBOR rate, 9-month LIBOR rate and so on, as applicable) that most closely corresponds to the time period between the
     Closing Date and the date that payment in full pursuant to this Section
     2.05(c) is made.

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          2.3 Section 3.26(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (a) Schedule 3.26 lists all insurance policies pursuant to which any of the Purchased Entities are insured as of the date of this Agreement.
     Such policies are in full force and effect and sufficiently insure against risks and liabilities customary for the Business. Neither Seller nor any
     Purchased Entity have received a notice of cancellation or nonrenewal of any such policy.

          2.4 Section 5.03(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (d) declare, set aside or pay any dividend (other than cash dividends)
     or other distribution payable in stock or property with respect to any shares of any class or series of its Capital Stock, except as set forth on
     Schedule 5.08; provided, however, that after October 31, 2004, the
     Purchased Entities shall not (i) declare, set aside or pay any dividend
     (including any cash dividend) or make any distribution, except as set forth on Schedule 5.08, or (ii) repay any outstanding Indebtedness owed by a
     Purchased Entity to Seller or any of its Affiliates (other than any
     Purchased Entity);

          2.5 Section 5.03(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (g) (i) incur or assume any long-term or short-term Indebtedness;.
     (ii) assume, guarantee, endorse or otherwise become liable or responsible
     (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than finance leases entered into in the ordinary course of business; or (iv) enter into any commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate) involving payments by any of the Purchased
     Entities in excess of $500,000; provided, that, notwithstanding the foregoing, on or before October 31, 2004, the Purchased Entities shall be permitted to incur, pay or satisfy any inter-company Indebtedness;

          2.6 Section 8.01(a) ("Termination") of the Agreement is hereby deleted in its entirety and replaced with the following:

          (a) Notwithstanding anything to the contrary in this Agreement, this
     Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

          (i) by mutual written consent of Seller and Purchaser;

          (ii) by Seller, if any of the conditions set forth in Section 7.01 or
     7.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

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          (iii) by Purchaser, if any of the conditions set forth in Section 7.01 or 7.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser;

          (iv) by Seller or Purchaser, if the Closing does not occur on or prior to November 12, 2004;

          provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this
     Agreement.

          2.7 Section 10.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

     Section 10.02 Assignability, Parties in Interest, No Third Party
Beneficiaries; Assignment and Release.

          (a) This Agreement and the rights, interests or obligations of the parties hereunder may not be assigned by any of the parties hereto without the prior written, consent of the other party hereto; provided, however, that Purchaser may assign its rights and obligations under this Agreement to a Financial Institution as collateral in connection with financing or refinancing the Acquisition and only to a maximum of five (5) Financial
     Institutions; provided further, that Purchaser shall not in any event assign any of its rights and obligations under this Agreement to any Person to which any Purchased Entity or portion or asset of the Business may be transferred for the purpose of securitizing such assets nor shall any purchaser of, or investor in, any securities or interests issued in connection with any such securitization have any rights under this
     Agreement. Notwithstanding anything to the contrary, permissible Financial
     Institution assignees shall have no rights against Seller, Guarantor or their Affiliates unless (i) Purchaser is in default of its obligations under applicable agreements between Purchaser and such Financial
     Institution and (ii) such permissible Financial Institution assignees have pursued all available remedies against Purchaser. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon Purchaser and Seller and their respective permitted successors and assigns. Except as provided above, nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          (b) Subject to the terms and conditions of this Section 10.02 and effective at the Effective Time, (i) Klesch & Company Limited hereby assigns all of its rights, liabilities and obligations under the Agreement, the First Amendment, the Second Amendment, the Third Amendment and the
     Ancillary Agreements (collectively, the "Assigned Agreements") to TAL, (ii)
     TAL hereby agrees to be bound by the terms of the Assigned Agreements and to assume and perform all of Klesch & Company Limited's rights, liabilities and obligations under the Assigned Agreements (and hereby agrees to indemnify Klesch & Company Limited for any claims made by Seller with respect to such rights, liabilities and obligations under the Assigned
     Agreements) and (iii) Seller hereby consents to the assignment of the
     Assigned Agreement as set forth in this Section

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     10.02. The parties hereto further agree that on and after the Effective
     Time, all references in the Assigned Agreements to Purchaser shall be deemed to refer to TAL. For the avoidance of doubt, after the Effective
     Time, TAL shall be permitted to assign its rights, liabilities and obligations under this Agreement only in accordance with the terms of
     Section 10.02(a), and notwithstanding anything to the contrary, permissible
     Financial Institution assignees of TAL shall have no rights against Seller,
     Guarantor or their Affiliates unless (i) TAL is in default of its obligations under applicable agreements between TAL and such Financial
     Institution and (ii) such permissible Financial Institution assignees have pursued all available remedies against TAL. Except as provided above, nothing in this Section 10.02(b) shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          (c) In consideration of the agreements set forth in Section 10.02(b):

               (i) Effective at the Effective Time, Seller and Guarantor hereby fully and forever release and discharge Klesch & Company Limited from any and all Post-Closing Claims that either Seller or Guarantor may ever have had, may now have or may hereafter have against Klesch & Company Limited;
     and

               (ii) Effective at the Effective Time, Klesch & Company Limited
     hereby fully and forever releases and discharges Seller, Guarantor and each of their Affiliates from any and all Post-Closing Claims that Klesch &
     Company Limited may ever have had, may now have or may hereafter have against any of Seller, Guarantor or any of their Affiliates.

               2.8 Section 10.06 of the Agreement is hereby deleted in its entirety and replaced with the following:

          Section 10.06 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party; provided, however, that in the event the Aegon Approval has not been obtained on or before November
     12, 2004, Seller shall pay TAL $225,000.

     3. Construction. All provisions of the Agreement, as amended by the First
Amendment, the Second Amendment and this Third Amendment, shall apply to the purchase of the Shares and the Business.

     4. Ratification of Agreement. Except as modified or otherwise provided by the terms of this Third Amendment, the Agreement, as amended by the First
Amendment, the Second Amendment and this Third Amendment, is hereby ratified and confirmed in its entirety, and remains in full force and effect in accordance with its terms.

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     5. Entire Agreement. This Third Amendment, along with the Agreement, including the Schedules (and the Introduction thereto) and Exhibits thereto, the
First Amendment, the Second Amendment, any written amendments to the foregoing satisfying the requirements of Section 10.01 of the Agreement, the
Non-Disclosure Agreement and the Ancillary Agreements, including the schedules, exhibits and annexes thereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes any previous agreements and understandings between the parties with respect to such matters. There are no promises, understandings or representations other than those set forth in those documents.

     6. Counterparts. This Third Amendment may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.

     7. Governing Law. This Third Amendment and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise)
shall be governed and construed in accordance with the laws of the State of New
York, without reference to its conflicts of law principles.

                  [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, Seller, Guarantor and Purchaser have caused this Third
Amendment to be duly executed as of the date first above written.

                                        TA LEASING HOLDING CO. INC., SELLER

                                        By: /s/ R.A. Perrelli
                                            ------------------------------------
                                            Name: Ross Perrelli
                                            Title: Chief Executive Officer

                                        KLESCH & COMPANY LIMITED

                                        By: /s/ A. Gary Klesch
                                            ------------------------------------
                                            Name: A. Gary Klesch
                                            Title: Chairman

                                        TAL INTERNATIONAL GROUP, INC.

                                        By: /s/ A. Richard Caputo, Jr.
                                            ------------------------------------
                                            Name: A. Richard Caputo, Jr.
                                            Title: Vice President

                                        TRANSAMERICA CORPORATION,
                                            in its capacity as Guarantor,
                                            pursuant to Section 5.12 of the
                                            Agreement

                                        By: /s/ Vincent E. Hillery
                                            ------------------------------------
                                            Name: Vincent E. Hillery
                                            Title: Vice President

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